EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 1, 2023 with respect to the statements of condition including the related portfolio schedules of Defensive Equity & Income Portfolio 2023-4 and Emerging Markets Dividend Portfolio 2023-4 (included in Invesco Unit Trusts, Series 2331) as of December 1, 2023 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-274934) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
December 1, 2023